Exhibit 16.1

October 27, 2015

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen

Re: Asset Protection of America, Inc. (formerly Bauman Estate Planning, Inc.)

Commission File No. 000-1503455

We have read the statements that we understand Asset Protection of America, Inc. (formerly Bauman Estate Planning, Inc.) will include under Item 4.01 of the Form 8-K report dated October 27, 2015 and agree with such statements in so far as they apply to our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Sincerely,

Cutler & Co., LLC

_______________________________________________________________________________________________________________

9605 West 49th Ave. Suite 200 Wheat Ridge, Colorado 80033  ~ Phone 303-968-3281  ~  Fax 303-456-7488  ~  www.cutlercpas.com